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                                                                   EXHIBIT 10.33

August 10, 2001


David Emerson
2739 Regent Street
Berkley, CA 94705

Re: Employment With Clarent Corporation

Dear Name:

Clarent Corporation (the "Company") is pleased to offer you a position as General Counsel, on the terms set forth below. Please indicate your acceptance of these terms by signing where indicated below.

1. Reporting and Duties. In this position you will report to Michael Vargo, Chief Executive Officer. This offer is for a regular full-time, exempt position, working out of the Redwood City office of the Company, except as travel to other locations may be necessary to fulfill your responsibilities.

2. Initial Compensation. Your initial base salary will be equivalent to $200,000 per year, payable in accordance with the Company's customary payroll policies on a semi-monthly basis. In addition, you will receive a car allowance of $1,250 per month (taxable income).

3. Incentive Compensation. In addition, you will be eligible to receive a target performance bonus of up to $60,000 per year, based on achievement of company objectives set by the Board [and personal objectives set by the CEO]. The amount and timing of this payment of bonus, if any, will be determined according to Company policy and subject to the approval of the CEO.

4. Benefits. Subject to eligibility requirements, you will be entitled to enroll in the Company's standard employee benefits package, which may be changed from time to time, as determined by the Company's management.

5. Stock Option. At the next meeting of the Board of Directors (or its compensation committee) following your start date of employment, the CEO of the Company will recommend that the Company's Board of Directors grant you an option to purchase 125,000 shares of the Company Common Stock pursuant to the Company's Stock Option Plan. If the Board of Directors approves the grant, the exercise price for this option will be the then-current fair market value of the Company Common Stock as of the date of the grant. The option will be exercisable according to the Company's standard 4-year vesting schedule, which calls for an initial vesting of 25% of the total (i.e. 31,250 shares) after the first full year of continuous employment, with the balance of the shares vesting on a monthly basis over the remaining three years.

6. Senior Executive Change in Control Severance Benefit Plan (the "Plan"). Enclosed is a copy of the Plan document, which describes the severance benefits available to you in the event of a change in control, should a change occur to your job that triggers the severance benefits as described in the Plan document.

7. Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. As a condition of


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David Emerson
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employment and to protect the interest of the Company, you will be required to sign the Company's standard "Employee Proprietary Information and Inventions Agreement" including Exhibit C, the Company's Insider Trading Policy.

This agreement will require that, among other things, you will not use or disclose any confidential information, including trade secrets of any former employer or other person to whom you have an obligation of confidentiality. You will be bound not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In performing your duties during your employment with the Company, you will not use or disclose any proprietary information belonging to any former employer without such employer's express written permission. Please let your manager know immediately if you ever are asked to perform any duties which you believe would require you to use or disclose any such information without such permission.

8. At-Will Employment. While we look forward to a successful relationship, should you decide to accept our offer, your employment with the Company is on an "at-will" basis. This means that the employment relationship can be terminated by either you or the Company at any time, with or without cause or advance notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) shall be null and void and of no effect. Further, your participation in any Company stock option or other benefit program shall not be construed as a promise or guarantee of continuing employment with the Company for any particular period of time.

9. Authorization to Work. Under the Immigration Reform and Control Act (IRCA), all employers are required to verify the identity of all new employees as well as the employee's right to work in the United States within three business days of the employee's start date. Your offer of employment is contingent on your ability to provide the necessary documentation to the Company in a timely manner to comply with IRCA.

10. Company Policies. All employees of the Company will receive a copy of the Company's Employee Handbook that contains the Company's current policies and procedures. Such policies and procedures shall be subject to modification at any time by the management of the Company. As a condition of employment with the Company, you are required to adhere to such policies and procedures, including, without limitation the Company's Alcohol and Drug Free Workplace policy.

11. Term of Offer. This offer will remain open until August 14, 2001. If you decide to accept our offer, please sign this letter in the space indicated, and return it to me. Upon signing below, this letter and the Employee Proprietary Information and Inventions Agreement (collectively the "Agreement") will form the complete and exclusive statement of your employment with the Company.

This offer of employment is conditioned upon your signing the required forms including, but not limited to, the Clarent Insider Trading Policy and Employee Proprietary Information and Inventions Agreement, and satisfactory results of the background investigation to verify past employment, education, references and other relevant information.

12. Entire Agreement, Choice of Law, Severability. The terms and conditions contained in this offer letter supersede any other agreements, promises or representations made to you, whether oral or written and cannot be changed without the express written approval of the Chief Executive Officer or Chief Operating Officer of the Company. The terms of this letter shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of


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David Emerson
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California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13. Arbitration. Any dispute, controversy or claim arising out of or in respect of the terms of this letter (or its validity, interpretation or enforcement), the subject matter hereof or your employment relationship with the Company shall, at the request of either party, be settled by binding arbitration in the State of California in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have rights to discovery as provided in section 1283.05 of the California Code of Civil Procedure. The prevailing party in any such matter shall recover all of its costs and expenses, including reasonable attorney's fees.

We are excited to have you join us and look forward to working with you. Your anticipated date of hire is Thursday, August 16, 2001.

Very Truly Yours,

/s/ Charles Spears

Charles Spears
Sr. Director, Human Resources
Clarent Corporation



Acknowledged, Accepted and Agreed

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
By:  /s/ David Emerson                                   Date Signed:  8/12/01
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         David Emerson

Social Security #: [Social Security Number Redacted]     Expected Start Date: 8/16/01 -- 8/20/01
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